Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SECOND QUARTER RESULTS

WEST SPRINGFIELD, MA – July 18, 2013 – United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $4.0 million, or $0.20 per diluted share, for the second quarter of 2013 compared to net income of $2.6 million, or $0.17 per diluted share, for the corresponding period in 2012. Excluding branch closing costs totaling $477,000 ($282,000 net of tax benefit), acquisition related expenses of $123,000 ($118,000 net of tax benefit) resulting from the Company’s acquisition of New England Bancshares, Inc. in November 2012, and a $200,000 gain related to an investment in a venture capital fund which is accounted for on a cost basis ($119,000 net of tax expense), net income would have been $4.3 million, or $0.22 per diluted share, for the second quarter of 2013. Excluding acquisition related expenses totaling $592,000 (no tax impact), net income would have been $3.2 million, or $0.21 per diluted share, for the second quarter of 2012.

For the six months ended June 30, 2013, net income was $8.8 million, or $0.43 per diluted share, compared to net income of $5.4 million, or $0.36 per diluted share, for the same period in 2012. Excluding branch closing costs totaling $987,000 ($584,000 net of tax benefit), acquisition related expenses of $281,000 ($270,000 net of tax benefit) resulting from the Company’s acquisition of New England Bancshares, Inc. and a $200,000 gain related to a cost basis investment ($119,000 net of tax expense), net income would have been $9.5 million, or $0.47 per diluted share, for the six months ended June 30, 2013. Excluding acquisition related expenses of $592,000 (no tax impact), net income would have been $6.0 million, or $0.40 per diluted share, for the first six months of 2012.

The Company also announced a quarterly cash dividend of $0.11 per share, payable on August 29, 2013 to shareholders of record as of August 8, 2013. Based upon the closing share price of $15.92 as of July 17, 2013 and the annualized dividend of $0.44, the dividend yield on the Company’s common stock is 2.76%.

Financial Highlights:

•

Total loans increased by $44.4 million, or 2%, to $1.86 billion at June 30, 2013 from $1.82 billion at December 31, 2012, primarily due to growth of $41.2 million or 4% in the commercial portfolios (commercial, commercial real estate and construction).

•

Credit quality remained solid, as demonstrated by the non-performing loans to total loans ratio of 75 basis points at June 30, 2013 and an annualized net charge-offs to average loans ratio of 9 basis points for the six months ended June 30, 2013.

•	Core deposits increased by $50.2 million, or 4%, to $1.19 billion at June 30, 2013 from $1.14 billion at December 31, 2012.

•

Tangible book value per share was $13.00 at June 30, 2013. During the first six months of 2013, the Company repurchased 533,064 shares at an average price of $14.86 per share. At June 30, 2013, the Company had approximately 253,000 shares remaining to be purchased under its current plan approved in October, 2012.

“We are pleased with our performance this quarter, which reflects continued loan and core deposit growth,” commented Richard B. Collins, President and Chief Executive Officer. “Our asset quality metrics are excellent and compare favorably to industry averages and those of our peers. Our balance sheet is healthy with solid capital and liquidity positions and we continue our focus on profitably growing our franchise.”

Earnings Summary

•

Net interest income increased $6.4 million, or 48%, to $19.7 million for the second quarter of 2013 as a result of an increase in average interest-earning assets and net interest margin expansion. Total average interest-earning assets increased $683.2 million, or 44%, to $2.23 billion for the second quarter of 2013 driven by the acquisition of New England Bank and organic loan growth. The net interest margin increased by 9 basis points to 3.53% for the three months ended June 30, 2013 reflecting an increase of $990,000 in the net accretion of acquisition accounting adjustments, offset in part by a decrease in spreads in response to the challenging interest rate environment.

•

Provision for loan losses increased by $142,000, or 19%, to $892,000 for the three months ended June 30, 2013 primarily attributable to an increase in general reserves associated with stronger commercial loan origination activity and an increase in impaired loan reserves.

•

Non-interest income increased by $445,000, or 17%, to $3.0 million for the three months ended June 30, 2013 due to growth in other income, bank-owned life insurance income and deposit services charges. Other income increased by $400,000 to $554,000 reflecting a $200,000 gain related to a cost basis investment, higher loan prepayment penalties and late charges and increased credit enhancement fees related to loans sold to the FHLBB. Fee income on depositors’ accounts increased $68,000, or 4%, driven by a larger deposit base related to the New England Bank’s acquisition, offset to a large extent by the negative impact of new regulations, including the Durbin Amendment, on debit card fee income.

•

Non-interest expense increased $4.8 million, or 42%, to $16.3 million in the second quarter of 2013. Excluding branch closing costs of $477,000 and acquisition related costs of $123,000, non-interest expense would have increased by $4.8 million, or 44% to $15.7 million primarily reflecting costs to operate, expand and promote our new Connecticut franchise, a new loan production office opened in Glastonbury, Connecticut during the second quarter of 2012, a new branch established in Northborough, Massachusetts during the fourth quarter of 2012, annual wage increases and increased expenses related to loan workout and collection activities.

•	Income taxes increased $440,000, or 41%, to $1.5 million for the three months ended June 30, 2013 primarily due to an increase in pre-tax income.

Balance Sheet Activity:

•

Total assets increased $46.0 million, or 2%, to $2.45 billion at June 30, 2013 from $2.40 billion at December 31, 2012 reflecting growth in loans and cash balances offset in part by a decrease in the investment securities portfolio.

•

Total loans increased $44.4 million, or 2%, to $1.86 billion at June 30, 2013 due to growth in commercial mortgages ($29.1 million), construction loans ($14.0 million), and residential mortgages ($6.5 million) as a result of successful business development efforts and competitive products and pricing. These items were partially reduced by modest runoff in the consumer and commercial segments.

•	Total investment securities decreased $17.8 million, or 5%, to $359.5 million at June 30, 2013 as cash flows from existing bonds were used to fund loan originations.

•

Total deposits increased $76.9 million, or 4%, to $1.93 billion at June 30, 2013 reflecting growth of $50.2 million, or 4%, in core account balances and an increase of $26.7 million, or 4%, in certificates of deposit. The growth in core deposit account balances was driven by sales and marketing initiatives, competitive products and pricing, attention to excellence in customer service and targeted promotional activities. Core deposit balances were $1.19 billion, or 62% of total deposits, at June 30, 2013 compared to $1.14 billion, or 62%, at December 31, 2012.

Credit Quality:

•

Non-performing assets totaled $15.8 million, or 0.65% of total assets, at June 30, 2013 compared to $17.3 million, or 0.72% of total assets, at December 31, 2012. The $1.5 million decrease in non-performing assets reflects sales of OREO properties and successful loan workout activities.

•

The ratio of the allowance for loan losses to total loans was 0.70% at June 30, 2013 as compared to 0.67% at December 31, 2012. Excluding the aggregate impact of acquired loans totaling $588.4 million at June 30, 2013 and $664.6 million at December 31, 2012, the ratio of the allowance for loan losses to total loans would have been 1.03% at June 30, 2013 and 1.05% at December 31, 2012. Net charge-offs totaled $861,000 or 0.09% of average loans outstanding for the six months ended June 30, 2013 as compared to net charge-offs of $781,000 or 0.14% of average loans outstanding for the same period in 2012.

Capital and Liquidity:

•	At June 30, 2013, the Company remained well capitalized with a tangible equity-to-tangible assets ratio of 10.62% and an equity-to-assets ratio of 12.27%.

•

At June 30, 2013, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through a repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.45 billion as of June 30, 2013. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONFERENCE CALL:

United Financial Bancorp, Inc. will host a conference call at 10:00 a.m. Eastern time on Friday, July 19, 2013 to discuss the results for the quarter. Participants should dial-in to the call a few minutes before it begins.

Audio:

Dial in number: 1-888-317-6016

Replay:

Dial in number: 1-877-344-7529

Conference number: 10030753

A telephone replay of the call will be available one hour after the end of the conference call through August 20, 2013 at 9:00 a.m. EDT.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	June 30, 2013	December 31, 2012	June 30, 2012
	(unaudited)	(audited)	(unaudited)
Assets

Cash and cash equivalents	$53,030	$30,679	$42,407
Investment securities	359,542	377,308	343,318
Loans held for sale	—	632	835

Loans:
Residential mortgages	448,376	441,874	311,270
Commercial mortgages	843,802	814,692	476,447
Construction loans	66,804	52,778	30,011
Commercial loans	304,301	306,192	193,430
Home equity loans	177,762	179,039	137,658
Consumer loans	19,448	21,501	13,540

Total loans	1,860,493	1,816,076	1,162,356

Net deferred loan costs and fees	2,697	3,414	2,284
Allowance for loan losses	(13,070)	(12,089)	(11,751)

Loans, net	1,850,120	1,807,401	1,152,889

Federal Home Loan Bank of Boston stock, at cost	17,334	18,554	14,454
Other real estate owned	1,787	2,578	2,397
Deferred tax asset, net	22,924	20,178	14,221
Premises and equipment, net	24,698	25,064	17,638
Bank-owned life insurance	53,722	52,876	41,469
Goodwill	40,663	39,852	8,192
Other intangible assets	4,304	4,514	741
Other assets	20,226	22,667	15,065

Total assets	$2,448,350	$2,402,303	$1,653,626

Liabilities and Stockholders’ Equity

Deposits:
Demand	$328,058	$307,302	$228,495
NOW	91,041	87,983	62,064
Savings	345,198	350,188	261,586
Money market	426,649	395,293	292,763
Certificates of deposit	734,089	707,409	415,705

Total deposits	1,925,035	1,848,175	1,260,613

Short-term borrowings	70,524	79,229	17,772
Long-term debt	124,187	133,969	125,025
Subordinated debentures	5,908	9,630	5,585
Escrow funds held for borrowers	4,294	4,315	1,804
Capitalized lease obligations	4,626	4,711	4,794
Accrued expenses and other liabilities	13,457	15,085	9,904

Total liabilities	2,148,031	2,095,114	1,425,497

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 24,266,428 at June 30, 2013 and December 31, 2012 and 18,706,933 at June 30, 2012	243	243	187
Additional paid-in capital	273,624	272,822	183,077
Retained earnings	91,733	87,153	91,836
Unearned compensation	—	—	(9,695)
Accumulated other comprehensive income, net of taxes	643	5,401	6,775
Treasury stock, at cost (4,618,496 shares at June 30, 2013, 4,114,310 shares at December 31, 2012 and 3,186,409 shares at June 30, 2012)	(65,924)	(58,430)	(44,051)

Total stockholders’ equity	300,319	307,189	228,129

Total liabilities and stockholders’ equity	$2,448,350	$2,402,303	$1,653,626

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$21,277	$14,181	$43,333	$28,256
Investments	2,248	2,767	4,561	5,622
Other interest-earning assets	24	51	42	92

Total interest and dividend income	23,549	16,999	47,936	33,970

Interest expense:
Deposits	2,851	2,598	5,654	5,351
Borrowings	999	1,107	2,090	2,225

Total interest expense	3,850	3,705	7,744	7,576

Net interest income before provision for loan losses	19,699	13,294	40,192	26,394

Provision for loan losses	892	750	1,842	1,400

Net interest income after provision for loan losses	18,807	12,544	38,350	24,994

Non-interest income:
Fee income on depositors’ accounts	1,597	1,529	3,096	2,937
Wealth management income	247	289	458	516
Income from bank-owned life insurance	510	436	1,023	876
Net gain on sales of loans	107	162	213	270
Net loss on sales of securities	—	—	(50)	—
Other income	554	154	1,073	544

Total non-interest income	3,015	2,570	5,813	5,143

Non-interest expense:
Salaries and benefits	8,145	6,286	16,624	12,728
Occupancy expenses	1,327	870	2,955	1,744
Marketing expenses	693	501	1,231	941
Data processing expenses	1,608	1,011	2,815	2,031
Professional fees	649	404	1,327	910
Acquisition related expenses	123	592	281	592
Branch closing expenses	477	—	987	—
FDIC insurance assessments	525	267	823	536
Low income housing tax credit fund	292	—	467	243
Other expenses	2,430	1,537	4,609	3,018

Total non-interest expense	16,269	11,468	32,119	22,743

Income before income taxes	5,553	3,646	12,044	7,394

Income tax expense	1,504	1,064	3,294	1,963

Net income	$4,049	$2,582	$8,750	$5,431

Earnings per share:
Basic	$0.21	$0.18	$0.44	$0.37
Diluted	$0.20	$0.17	$0.43	$0.36

Weighted average shares outstanding:
Basic	19,717	14,543	19,876	14,607
Diluted	19,979	14,788	20,133	14,887

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Jun. 30		Mar. 31		Dec. 31		Sep. 30		Jun. 30
	2013		2013		2012		2012		2012

Operating Results:
Net interest income (1)	$19,699		$20,493		$16,235		$13,550		$13,294
Loan loss provision	892		950		689		1,050		750
Non-interest income	3,015	(2)	2,798		2,969		2,511	(2)	2,570
Non-interest expense (3)	16,269		15,850		22,305		11,192		11,468
Net income (loss)	4,049		4,701		(4,732)		2,929		2,582

Performance Ratios (annualized):
Return (loss) on average assets	0.67	%(4)	0.78	%(4)	(0.93)%		0.71	%(4)	0.62%
Return (loss) on average equity	5.32	%(4)	6.13	%(4)	(7.00)%		5.10	%(4)	4.53%
Net interest margin (1)	3.53%		3.70%		3.43%		3.51%		3.44%
Non-interest income to average total assets	0.50%		0.47%		0.58%		0.61	%(5)	0.62%
Non-interest expense to average total assets (6)	2.70%		2.64%		4.37%		2.71%		2.78%
Efficiency ratio (6, 7)	71.96%		68.22%		118.71%		69.74%		73.04%

Per Share Data:
Diluted earnings (loss) per share	$0.20		$0.23		$(0.28)		$0.20		$0.17
Book value per share	$15.28		$15.36		$15.24		$14.88		$14.70
Tangible book value per share (8)	$13.00		$13.16		$13.04		$14.31		$14.12
Market price at period end	$15.15		$15.20		$15.72		$14.47		$14.38

Risk Profile
Equity as a percentage of assets	12.27%		12.61%		12.79%		13.67%		13.80%
Tangible equity as a percentage of tangible assets (8)	10.62%		11.00%		11.15%		13.21%		13.33%
Net charge-offs to average loans outstanding (annualized)	0.11%		0.07%		0.30%		0.09%		0.11%
Non-performing assets as a percent of total assets	0.65%		0.64%		0.72%		0.61%		0.68%
Non-performing loans as a percent of total loans	0.75%		0.77%		0.81%		0.73%		0.74%
Allowance for loan losses as a percent of total loans (9)	0.70%		0.69%		0.67%		1.03%		1.01%
Allowance for loan losses as a percent of non-performing loans	93.59	%(10)	89.41	%(10)	82.20	%(10)	140.49%		136.43%

Average Balances
Loans	$1,845,581		$1,830,620		$1,519,877		$1,178,802		$1,151,141
Securities	358,184		365,237		350,572		338,352		340,086
Total interest-earning assets	2,230,323		2,217,842		1,893,447		1,543,779		1,547,132
Total assets	2,407,811		2,397,027		2,043,983		1,650,148		1,652,997
Deposits	1,902,130		1,854,974		1,571,613		1,254,148		1,256,780
FHLBB advances	112,439		136,627		122,331		103,915		103,632
Stockholders’ equity	304,355		306,553		270,564		229,614		227,855

Average Yields/Rates (annualized)
Loans	4.61%		4.82%		4.65%		4.92%		4.93%
Securities	2.51%		2.53%		2.71%		3.01%		3.25%
Total interest-earning assets	4.22%		4.40%		4.25%		4.42%		4.39%

Savings accounts	0.37%		0.38%		0.44%		0.45%		0.51%
Money market/NOW accounts	0.38%		0.40%		0.42%		0.41%		0.45%
Certificates of deposit	1.12%		1.11%		1.35%		1.74%		1.78%
FHLBB advances	2.55%		2.32%		3.03%		3.04%		3.16%
Total interest-bearing liabilities	0.87%		0.88%		1.05%		1.20%		1.24%

(1)	Includes amortization of acquisition accounting adjustments totaling $1.3 million, $1.8 million, $633,000, $715,000 and $319,000 for the quarters ending June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.
(2)	Includes a $200,000 gain related to an investment in a venture capital fund which is accounted for on a cost basis for the quarter ended June 30, 2013 and a $202,000 other-than-temporary impairment charge on securities for the quarter ended September 30, 2012.
(3)	Includes branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, an ESOP plan termination expense of $4.5 million for the quarter ended December 31, 2012 and acquisition-related expenses totaling $123,000, $158,000, $4.0 million, $366,000 and $592,000 for the quarters ended June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.
(4)	Exclusive of branch closing costs totaling $282,000 (after tax) and $302,000 (after tax) for the quarters ended June 30, 2013 and March 31, 2013, acquisition-related expenses totaling $117,000 (after tax), $152,000 (after tax), $254,000 (after tax) and $592,000 for the quarters ended June 30, 2013, March 31, 2013, September 30, 2012 and June 30, 2012, respectively, and a $119,000 (after tax) other-than-temporary impairment charge for the quarter ended September 30, 2012, the return on average assets would have been 0.74%, 0.86%, 0.80% and 0.77% and the return on average equity would have been 5.85%, 6.73%, 5.75% and 5.57%, respectively.
(5)	Exclusive of the $202,000 other-than-temporary impairment charge, non-interest income to average total assets would have been 0.66% for the quarter ended September 30, 2012.
(6)	Excluding the branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and acquisition-related expenses totaling $123,000, $158,000, $4.0 million, $366,000 and $592,000 for the quarters ended June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, non-interest expense to average total assets would have been 2.60%, 2.53%, 2.67%, 2.62% and 2.63% and the efficiency ratio would have been 69.31%, 65.34%, 72.50%, 67.46% and 69.27%, respectively.
(7)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(8)	Excludes the impact of goodwill and other intangible assets of $45.0 million at June 30, 2013, $44.0 million at March 31, 2013, $44.4 million at December 31, 2012 and $8.9 million at September 30, 2012 and June 30, 2012.
(9)	Excluding acquired loans of $583.6 million, $611.3 million, $659.6 million, $118.6 million and $126.4 million, and loans purchased from other financial institutions of $4.8 million, $4.9 million, $5.0 million, $6.3 million and $6.4 million at June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.03%, 1.04%, 1.05%, 1.15% and 1.14% for the quarters ended June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.
(10)	Excluding acquired non-performing loans of $3.4 million, $4.4 million and $7.0 million at June 30, 2013, March 31, 2013 and December 31, 2012, allowance for loan losses as a percent of total non-performing loans would have been 123.58%, 129.78% and 157.72%, respectively.